Exhibit 99.1

Banc of California to Purchase New Corporate

Headquarters

IRVINE, Calif., (October 2, 2015) – Banc of California, N.A., a wholly owned subsidiary of Banc of California, Inc. (NYSE: BANC), today announced that it has entered into an agreement to purchase a Class-A office building located in Santa Ana, California. The purchase is expected to close in November 2015 and the Company intends to occupy the building as its corporate headquarters by transitioning personnel currently located in leased office locations across Orange County to the new location during 2016.

“The consolidation of our employees into a central location will facilitate greater collaboration across the organization and leverage operating efficiencies, while securing space to accommodate future growth and expansion” said President and Chief Executive Officer, Steven A. Sugarman.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse private businesses, entrepreneurs and homeowners. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101